Exhibit 99.1

Kezar Life Sciences Announces Strategic Restructuring to Prioritize Clinical-Stage Assets and Extend Financial Runway and Appoints Christopher Kirk, Ph.D. as Chief Executive Officer

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Strategic realignment to focus capital resources on clinical programs and reduce workforce by approximately 41%
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Cash runway extended to fund PALIZADE global Phase 2b clinical trial evaluating zetomipzomib in lupus nephritis; topline data expected mid-2026
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Co-Founder and Board Director, Christopher Kirk, PhD, appointed as Chief Executive Officer

SOUTH SAN FRANCISCO, Calif., Oct. 3, 2023 – Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company developing breakthrough treatments for immune-mediated and oncologic disorders, today announced it has initiated a strategic restructuring program to prioritize long-term growth and focus its resources on its clinical-stage programs. The strategic realignment is expected to extend operating capital to fund PALIZADE, Kezar’s Phase 2b clinical trial in lupus nephritis.

Actions to prioritize clinical programs and implement cost saving measures are expected to extend Kezar’s cash runway into late 2026. These measures will focus resources to achieve important clinical data readouts for zetomipzomib in lupus nephritis and autoimmune hepatitis and KZR-261 in solid tumors. All research and drug discovery activities have been paused, and Kezar will explore strategic partnering alternatives for its protein secretion platform and preclinical programs. Kezar anticipates initial data from its KZR-261 Phase 1 clinical trial in 2024, topline data from its PORTOLA Phase 2a clinical trial in autoimmune hepatitis (AIH) in mid-2025 and topline data from PALIZADE in mid-2026.

Kezar will reduce its workforce by approximately 41% to optimize capital allocation and align with strategic priorities. Kezar is also evaluating its Phase 1 clinical trial of KZR-261 in solid tumors and expects to reduce the number of planned expansion cohorts to conserve cash resources while it continues to evaluate safety and biologic activity in the ongoing trial.

John Fowler will be resigning from his role as Chief Executive Officer effective November 7, 2023, and Christopher Kirk, Ph.D. has been appointed as Chief Executive Officer. Dr. Kirk is a co-founder and member of the Board of Directors and previously served as Kezar’s President and Chief Scientific Officer from March 2015 to April 2023. Mr. Fowler will continue as a member of Kezar’s Board of Directors. In addition, Noreen Roth Henig, M.D., will be stepping down as Chief Medical Officer effective October 6, 2023. Zung To, SVP, Clinical Development Operations, will assume responsibilities for clinical trial execution and will oversee development operations.

“These difficult but necessary decisions to streamline our operations and align resources around our clinical programs should put us on a path to long-term success, extending our runway past key data points, particularly the readout for our PALIZADE trial,” said John Fowler, Kezar’s Co-Founder and Chief Executive Officer. “I would like to thank Dr. Henig for her contributions to the company over the last three years and express my enthusiasm for Dr. Kirk’s leadership of Kezar moving forward. I am leaving the company in great hands, and I look forward to supporting the company’s success in the years to come.” Fowler added, “It’s incredibly difficult to part ways with so many talented members of our Kezar team who were instrumental to getting us where we are today. I want to thank every one of our departing employees for their dedication to our mission.”

Dr. Kirk added, “I am very excited to be returning to Kezar as CEO to lead us through this next chapter as we focus on the zetomipzomib and KZR-261 clinical programs. I’m convinced of the therapeutic potential of immunoproteasome inhibition and am committed to the development of zetomipzomib for the treatment of lupus nephritis and other autoimmune disorders.” Dr. Kirk continued, “I am also grateful for the eight years of tremendous leadership John has provided and look forward to continue to work with him as a member of our Board.”

About Kezar Life Sciences

Kezar Life Sciences is a clinical-stage biopharmaceutical company developing novel treatments for immune-mediated disorders. Zetomipzomib, a selective immunoproteasome inhibitor, is currently being evaluated in a Phase 2b clinical trial for lupus nephritis and a Phase 2a clinical trial for autoimmune hepatitis. This product candidate also has the potential to address multiple chronic immune-mediated diseases. Kezar’s oncology product candidate, KZR-261, targeting the Sec61 translocon and protein secretion pathway, is being evaluated in an open-label dose-escalation Phase 1 clinical trial to assess safety, tolerability and preliminary tumor activity in solid tumors. For more information, visit www.kezarlifesciences.com and follow us on LinkedIn, Facebook, Twitter and Instagram.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “may,” “will,” “should,” “expect,” “believe”, “plan” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Kezar’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Kezar’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the company’s financial position and cash runway, the timing and amount of future operating expenses, the design, progress, timing, scope and results of clinical trials, the anticipated timing of disclosure of results of clinical trials, the timing and results of strategic partnering alternatives, the likelihood data will support future development, and the likelihood of obtaining regulatory approval of Kezar’s product candidates. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the sufficiency of Kezar’s capital and other resources; and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Kezar’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Kezar assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor Contact:
Gitanjali Jain
Vice President, Investor Relations and External Affairs

Kezar Life Sciences, Inc.
gjain@kezarbio.com

Media Contact:
Will Zasadny
Evoke Canale
will.zasadny@evokegroup.com